For Immediate Release
BofI Holding, Inc. Announces 4-for-1 Forward Stock Split

SAN DIEGO, CA - (MARKETWIRED) - October 27, 2015 - BofI Holding, Inc. (NASDAQ: BOFI) (the "Company"), parent company of BofI Federal Bank (the "Bank"), announced that yesterday its Board of Directors approved a forward stock split through a stock dividend whereby each share of common stock would effectively be split into four shares of common stock. The Company will issue a dividend of three shares of common stock for every one share issued and outstanding as of November 6, 2015 (the "record date"). The dividend will be paid on November 17, 2015, and BOFI common stock is expected to begin trading on a split-adjusted basis on November 18, 2015.

"Yesterday the Board took an important step forward for our stockholders. We believe the stock split will make the stock more attractive to a larger portion of the investing community," stated Ted Allrich, Chairman of the Board of Directors. "As we continue to grow earnings and expand our stockholder base among retail and institutional investors, the stock split is further testament to our Board and management team’s confidence in the future prospects for the company," concluded Mr. Greg Garrabrants, President and Chief Executive Officer.

The Company plans to file an amendment to the Company's certificate of incorporation to increase the number of authorized shares of common stock available for issuance from 50,000,000 shares to 150,000,000 shares prior to the record date. The amendment was approved by the Company’s stockholders at its 2015 Annual Meeting of Stockholders held on October 22, 2015.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BOFI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $5.8 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on BofI Federal Bank, please visit bofifederalbank.com.

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to, among other things, the Company’s expectations, estimates and projections regarding the 4-for-1 forward stock split and the Company’s future business, operations and prospects. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofifederalbank.com